Exhibit 5.1

August 14, 2026

Vuzix Corporation

25 Hendrix Road, Suite A

West Henrietta, New York 14586

Re:	Vuzix Corporation – Common Stock

Ladies and Gentlemen:

We have acted as counsel to Vuzix Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement, any amendment thereto the form of base prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of up to $300,000,000 aggregate initial offering price of securities consisting of (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), (iii) warrants (“Warrants”) to purchase Common Stock or Preferred Stock, or (iv) units consisting of Common Stock, Preferred Stock, or Warrants, or any combination thereof, in one or more series (the “Units”). The Common Stock, Preferred Stock, Warrants and Units are collectively referred to herein as the “Securities.”

You have requested our opinion as to the matters set forth below in connection with the offer and sale of up to $100,000,000 of shares Common Stock, that may be sold pursuant to that certain Open Market Sale AgreementSM dated as of August 14, 2026 (the “Sales Agreement”), entered into by and among the Company and Jefferies LLC, as agent. For the purposes of rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith or incorporated by reference therein, (ii) the Prospectus, (iii)  the Prospectus Supplement relating to the Common Stock that may be sold pursuant to the Sales Agreement filed with the Commission on August 14, 2026, (iv) the Company’s amended and restated articles of incorporation, as amended or supplemented (the “Articles of Incorporation”), (v) the Company’s amended and restated bylaws, as amended (the “Bylaws”), (vi) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement and Prospectus Supplement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

1185 AVENUE OF THE AMERICAS | 26TH FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Vuzix Corporation

August 14, 2026

We have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, that the board of directors of the Company (“Board”) will have taken all action necessary to set the issuance price of the Securities to be offered and sold and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

All references in this opinion letter to the Board are intended to include an authorized committee thereof empowered and authorized to act under the Delaware General Corporation Law in lieu of the full board of directors of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock to be issued and sold by the Company have been duly authorized for issuance and, when the Common Stock are issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Common Stock will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to which it is attached and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or the Prospectus Supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Sichenzia Ross Ference Carmel LLP